Exhibit 10.32

September 17, 2001

Mr. Peter Adams
[address]

Dear Peter:

I am pleased to offer you a fulltime, regular position with LookSmart, Ltd. (the “Company). You have an outstanding skill set which I believe will enable you to play an important role in the success of the Company. This letter confirms our offer and sets out the specified details of employment. Other terms required to be observed by law also apply.

As discussed, your position will be Chief Technology Officer. In this position you will be reporting to Jason Kellerman, LookSmart’s Chief Operating Officer. You will also work with Evan Thornley, Chairman and CEO from time to time on strategic and external matters.

The duties and responsibilities of your position are outlined in the job description that is attached hereto as EXHIBIT A. Changes to your job description and responsibilities may be made from time to time pursuant to the Company’s performance management policies or by the Board of Directors as they deem necessary or appropriate; provided however, that your title as set forth above will not be changed without your prior consent. You agree to devote your best efforts to perform these duties on a regular, professional basis.

Your start date will be the date you execute this letter. Between your date of execution of this letter and October 6, 2001, you will be employed with the Company on a part-time (50%) basis. You will commence full-time employment with the Company on October 15, 2001.

Compensation

Your compensation on joining is US$200,000 per annum payable in accordance with the Company’s standard payroll practices.

You will be eligible to participate in any incentive compensation plans, including but not limited to any cash or stock bonuses, stock purchase, or pension plans that are currently or in the future maintained by LookSmart for its executive employees.

Upon employment, you will also be eligible to enroll in the Company’s benefits package. If you enroll, the effective date of your coverage will be October 15, 2001. In addition, upon employment you will be eligible to participate in the Company’s 401(k) Plan. In the current Plan, the Company will match your contribution dollar for dollar up to 5%. You are also eligible to enroll in the Company’s Employee Stock Purchase Plan, which allows employees to purchase Company stock at a discount. You should note that the Company may modify salaries and benefits from time to time, as it deems necessary.

As an employee of the US Company, you are entitled to vacation, holiday, sick and funeral leave. Current policy consists of ten (10) days per annum vacation leave, twelve (12) holidays, two (2) floating holidays, eight (8) days per annum sick leave (additional leave at discretion of manager) and two (2) days funeral leave.

Stock Options

At the first LookSmart Board of Directors’ meeting following your date of hire, we will recommend that you be granted 750,000 Stock Options (the “Stock Options”). The exercise price for your Stock Options will be the closing price of LookSmart, Ltd. stock as quoted on the NASDAQ exchange on the day prior to the Board of Directors’ approval of your grant. Your Stock Options will vest over a period of three years, with 250,000 options vesting upon the one-year anniversary of your employment and 20,833 options vesting each month thereafter until all remaining Stock Options are vested. Such Stock Options will be subject to terms and conditions of the Company’s Stock Plan (the “Stock Plan”) and your Stock Option Agreement, the form of which is attached hereto as EXHIBIT B.

Termination; At-Will Employment

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result you are free to resign at any time for any reason or no reason, similarly the Company is free to terminate its employment relationship with you at any time, with or without cause, and with or without notice.

Severance

If you are terminated without “cause” or voluntarily resign for “good reason” (as defined below), the Company will provide you with a severance package consisting of: (a) 3/12ths of your then current annual base salary, payable in one lump sum within five business days of the termination, (b) the full amount of any cash or stock payments owed to you under any incentive compensation plans other than the Stock Plan and any successor thereto that are in effect at the time of the termination, and (c) up to ninety days of continued benefits coverage from the date of the termination, and (d) reimbursement for all reasonable expenses related to your relocation to New York, provided that such expenses are incurred with six months of the date of termination.

Solely for the purpose of this severance provision, the following shall constitute “cause”: That is, if you

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are convicted of, or plead nolo contendere to, any felony or other offense involving moral turpitude or any crime related to your employment, or commit any act of personal dishonesty resulting in personal enrichment in respect of your relationship with the Company or any subsidiary or affiliate or otherwise detrimental to the Company in any material respect;

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fail to perform your duties to the Company in good faith and to the best of your ability;

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willfully disregard, or fail to follow instructions from the Company’s senior management to do any legal act related to the Company’s business after notice to you and 10 days’ opportunity to cure such conduct;

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exhibit habitual drunkenness or engage in substance abuse which in any way materially affects your ability to perform your duties and obligations to the Company;

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commit any material violation of any state or federal law relating to the workplace environment; or

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terminate or lose, through no fault or derogation of duty on the part of the Company, of your employment authorization from the U.S. Immigration and Naturalization Service or the U.S. Department of State reflecting a right to work in the United States.

Solely for the purposes of this paragraph regarding severance and the paragraphs regarding relocation and accelerated vesting below, the following shall constitute “good reason”: That is, if you voluntarily cease employment with the Company due to (i) a significant change or reduction in your job duties or a significant reduction in your cash compensation, (ii) the level of management to which you report is materially lessened, or (iii) a change in your job location of more than 50 miles from its previous location in connection with a Change in Control.

Relocation

The Company will pay your relocation expenses consistent with our policies on relocation benefits if completed within six months from your date of hire. In order to assist you, LookSmart will reimburse you for all reasonable direct costs related to your move including (i) all aspects of the physical move, (ii) the unpaid balance due under your current apartment lease as calculated by the difference between your start date and the last day of your apartment lease, less any reduction in the amount due that you are able to negotiate, and (iii) expenses up to a maximum amount of $10,000 for brokers’ fees related to your securing rental housing in the Bay Area. In addition, the relocation package will include the reasonable expenses of two house-hunting trips for you and your spouse to San Francisco, a corporate apartment in San Francisco for up to 90 days, and up to twelve round trips between San Francisco and New York, on a two-week advance fare basis (subject to use of the Company’s Netcentives miles program), that you may use to visit home or to bring your spouse to San Francisco until your family is relocated to the Bay Area. Any relocation expenses that are included in your taxable income for the calendar years 2001 and 2002 will be grossed up to cover your tax liability. If you voluntarily resign your employment within two years of your start date, other than for “good reason” (as defined above), you agree to reimburse the Company in an amount equal to 1/24th of your total relocation benefits for each full or partial month remaining between the date you resign and the twenty-four month anniversary of your start date.

Accelerated Vesting

Solely for the purpose of this paragraph regarding accelerated vesting, “Change of Control” shall mean the sale of all or substantially all of the assets of the Company, or the acquisition of the Company by another entity by means of consolidation or merger pursuant to which the then current stockholders of the Company shall hold less than Fifty Percent (50%) of the voting power of the surviving corporation; provided, however, that a reincorporation of the Company in another jurisdiction shall not constitute a “Change of Control.”

If within your first 12 months of employment (1) there is a “Change of Control” event and (2) you are terminated “without cause” by the surviving corporation, or (3) you voluntarily resign for “good reason” (as defined above), then the product of 20,833 Stock Options multiplied by the number of complete months you have been employed by the Company plus 250,000 of the Stock Options shall vest and become immediately exercisable.

If after your first 12 months of employment (1) there is a “Change of Control” event and (2) you are terminated “without cause” by the surviving corporation, or (3) you voluntarily resign for “good reason” (as defined above), then 250,000 Stock Options shall vest and become immediately exercisable, except that if there are fewer than 250,000 of the Stock Options unvested, then all remaining unvested Stock Options shall vest and become immediately exercisable.

Confidential Information

Given the high value of information in this market, it is essential that during your employment and at any time thereafter, you do not disclose any confidential information relating to the Company’s operations except as may be necessary for the proper performance of your duties. By signing this letter, you agree to the terms of the Company’s confidentiality agreement attached hereto as EXHIBIT C.

Other

The Company, at its own expense, agrees to defend you and hold you harmless against any action brought against you or the Company relating to your employment with the Company, to the same extent as the Company has agreed to indemnify its other officers.

This offer of employment is contingent upon presenting, in accordance with the immigration Reform and Control Act of 1986, verification of your identity and your legal right to work in the United States. In the event you do not possess, or are unable to obtain authorization to accept employment in the U.S., our offer of employment is withdrawn.

It is important that you bring the appropriate documentation for verification with you on your first day of employment, as you cannot be put on the LookSmart payroll until it is received. The required documentation is described in the enclosed package.

You are required to observe at all times all LookSmart policies and procedures (including, but not limited to, those provided to you before your starting date). In accordance with LookSmart’s philosophy, these policies and procedures are formulated for the efficient and fair administration of employment matters and may be varied from time to time.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes, including but not limited to, claims of harassment, discrimination and wrongful termination, shall be settled by arbitration held in San Francisco, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq., including section 1283.05, (the “Rules”) and pursuant to California law. A copy of the Rules is available for your review prior to signing this Agreement.

We look forward to you joining us, not just for your outstanding qualifications for this particular position, but because we hope that you may become part of a core team driving LookSmart’s development.

In order to make this a valid agreement, we ask that you complete the following acknowledgment, initial each page of this letter and fax to me at (415) 348-7034 by September 19th, 2001. Please send the original signed letter to me at your convenience or bring it on your first day of employment. If you require clarification of any matter, please feel free to contact me.

Sincerely,
/s/ EVAN THORNLEY

Evan Thornley Chief Executive Officer

Accepted and agreed to by:	/s/ PETER ADAMS	Date:	9/17/01

Peter Adams

EXHIBIT A

Job Description

Chief Technology Officer, reporting to the Company’s Chief Operating Officer. He/she shall be responsible for the advancement of the Company’s overall technology architecture as well as for the development of new and existing products, that are sold to Advertisers, through his/her subordinate organization.

Specific duties related to the aforementioned responsabilities include:

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Product Development/Management

a.

The conception and specification of new and existing products.

b.

The on-going development of products from conception to roll-out to support.

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Product Engineering

a.

Software engineering and related technical development

b.

Product quality

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Product Thought Leadership

a.

The active communication of product vision/strategies to both the company’s internal an external constituencies.

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Technology Innovation

a.

The advancement of the Company’s overall technological capability and level of innovation.